Exhibit 10.4

EMPLOYMENT AND CONFIDENTIALITY AGREEMENT

(the “Agreement”)

Name:	Position:
Date of Offer:	Scheduled Employment Date:

1.	POSITION

You hereby accept a position of [                    ] (the “Employment”) of Vimicro International Corporation, a Cayman Islands company (the “Company”).

2.	TERM

The initial term of the Employment shall be [            ] years, commencing on [                    ] (the “Effective Date”), until [                    ].

3.	PROBATION

No probationary period.

4.	DUTIES AND RESPONSIBILITIES

You agree to serve as the [            ] of the Company. In this position, you will be in charge of [                                         ]. Your duties at the Company will also include other relevant jobs assigned by the Company’s Board of the Directors (the “Board”) or officers senior to you.

You shall devote all of your working time, attention and skills to the performance of your duties and shall faithfully and diligently serve the Company in accordance with this Agreement, the Memorandum and Articles of Association of the Company (the “Articles of Association”), and the guidelines, policies and procedures of the Company approved from time to time by the Board.

You shall use your best endeavor to perform your duties hereunder. You shall not, without the prior written consent of the Board, become an employee of any entity other than the Company and any subsidiary of the Company, and shall not be concerned or interested in any other business directly competitive with that carried on by the Company, provided that nothing in this clause shall preclude you from holding or being otherwise interested in any shares or other securities of any company that are listed or dealt in on any securities exchange or recognized securities market anywhere. You shall notify the Company in writing of your interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

5.	LOCATION

You will be based in Beijing. The Company reserves the right to transfer or second you to any location in China or elsewhere in accordance with its operational requirements.

6.	COMPENSATION AND BENEFITS

(a)	Annual Salary. Your annual salary will be [ ] for the first year of the Employment, subject to annual review and adjustment by the Company.

(b)	Stock Options. To the extent the Company adopts and maintains a stock option plan, you will be entitled to participate in the stock option plan pursuant to the terms thereof.

(c)	Benefits. You are eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.

7.	TERMINATION OF THE AGREEMENT

(a)	By the Company. The Company may terminate the Employment for cause, at any time, without notice or remuneration, if (1) you are convicted or pleads guilty or nolo contendere to a felony or to an act of fraud, misappropriation or embezzlement, (2) you have been negligent or acted dishonestly to the detriment of the Company, or (3) you have engaged in actions amounting to misconduct or failed to perform your duties hereunder and such failure continues after you are afforded a reasonable opportunity to cure such failure. In addition, the Company may terminate the Employment without cause, at any time, upon one month written notice.

(b)	By You. You may terminate the Employment at any time without notice or penalty, if (1) there is a material reduction in your authority, duties and responsibilities, or (2) there is a material reduction in your annual salary before the next annual salary review. In addition, you may terminate the Employment at any time without cause upon one month written notice to the Company.

8.	CONFIDENTIALITY AND NON-DISCLOSURE

In the course of your services, you may have access to the Company and/or the Company’s client’s and/or prospective client’s trade secrets and confidential information, including but not limited to those embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles, pertaining to the Company and/or the Company’s client’s and/or prospective client’s business. All such trade secrets and confidential information are considered confidential. All materials containing any such trade secret and confidential information are the property of the

Company and/or the Company’s client and/or prospective client, and shall be returned to the Company and/or the Company’s client and/or prospective client upon expiration or earlier termination of this Agreement. You shall not directly or indirectly disclose or use any such trade secret or confidential information, except as required in the performance of your duties in connection with the Employment.

During and after the Employment, you shall hold the Trade Secrets in strict confidence; you shall not disclose these Trade Secrets to anyone except other employees of the Company who have a need to know the Trade Secrets in connection with the Company’s business. You shall not use the Trade Secrets other than for the benefits of the Company.

“Trade Secrets” means information deemed confidential by the Company, treated by the Company or which you know or ought reasonably to have known to be confidential, and trade secrets, including without limitation designs, processes, pricing policies, methods, inventions, conceptions, technology, technical data, financial information, corporate structure and know-how, relating to the business and affairs of the Company and its subsidiaries, affiliates and business associates, whether embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles. Trade Secrets do not include information generally known or released to public domain through no fault of yours.

This Section 8 shall survive the termination of this Agreement for any reason.

9.	INVENTIONS ASSIGNMENT

You understand that the Company is engaged in research and development and other activities in connection with its business and that, as an essential part of the Employment, you are expected to make new contributions to and create inventions of value for the Company.

From and after the Effective Date, you shall disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (collectively, the “Inventions”), which you may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of your Employment at the Company. You acknowledge that copyrightable works prepared by you within the scope of and during the period of your Employment with the Company are “works for hire” and that the Company will be considered the author thereof. You agree that all the Inventions shall be the sole and exclusive property of the Company and you hereby assign all your right, title and interest in and to any and all of the Inventions to the Company or its successor in interest without further consideration.

You agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protection for the Inventions. You will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Your obligations under this paragraph will continue beyond the termination of your employment with the Company, provided that the Company will compensate you at a reasonable rate after such termination for time or expenses actually spent by you at the Company’s request on such assistance. You appoint the Secretary of the Company as your attorney-in-fact to execute documents on your behalf for this purpose.

This Section 9 shall survive the termination of this Agreement for any reason.

10.	NON-COMPETITION

In consideration of the salary paid to you by the Company, you agree that during the term of the Employment and for a period of two (2) years following the termination or expiration of this Agreement (for whatever reason):

(a)	you will not approach clients, customers or contacts of the Company or other persons or entities introduced to you in your capacity as a representative of the Company for the purposes of doing business with such persons or entities and will not interfere with the business relationship between the Company and such persons and/or entities;

(b)	unless expressly consented to by the Company, you will not assume employment with or provide services as a director or otherwise for any competitor of the Company, or engage, whether as principal, partner, licensor or otherwise, in any business which is in direct competition with the business of the Company; and

(c)	unless expressly consented to by the Company, you will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination.

For purposes of this Section 10, a “competitor” of the Company shall not include an entity that generates 10% or less of its revenues from multimedia semiconductor products and services similar to those provided by the Company, except that if you are employed by, or provide services as a director or otherwise to, a subsidiary or divisional business of such an entity, such subsidiary or divisional business shall be deemed a “competitor” if it generates more than 10% of its revenues from multimedia semiconductor products and services similar to those provided by the Company. The provisions provided in Section 10 shall be separate and severable, enforceable independently of each other, and independent of any other provision of this Agreement.

The provisions contained in Section 10 are considered reasonable by you and the Company but, in the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 10 shall survive the termination of this Agreement for any reason.

11.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between you and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. You acknowledge that you have not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by you and the Company.

12.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law of the State of New York, USA.

(SIGNATURE PAGE FOLLOWS)

Exhibit 10.4

IN WITNESS WHEREOF, this Agreement has been executed                     , 200  .

Vimicro International Corporation	Employee

Signature:	Signature:

Name:	Name:

Title: